Exhibit 99.1

PRESS RELEASE

InfoSonics Sets Record Date and Special Stockholder Meeting Date

Regarding Proposed Merger with Cooltech

SAN DIEGO, February 12, 2018 – InfoSonics Corporation (“InfoSonics” or the “Company”) (NASDAQ: IFON) announced today that it has set the record and meeting dates for a special meeting of its stockholders to vote on matters related to the proposed merger with Cooltech Holding Corp. (“Cooltech”).  In addition, the Company announced that the registration statement filed on Form S-4 with the Securities and Exchange Commission (“SEC”), as amended, was declared effective on February 12, 2018.

The special meeting will be held at 10:00 am Pacific Time on Wednesday, March 7, 2018, at the offices of Perkins Coie LLP located at 11988 El Camino Real, Suite 350, San Diego, California 92130.  InfoSonics stockholders of record as of the close of business on February 5, 2018 are entitled to receive notice of, and to vote at, the special meeting.

InfoSonics’ Board of Directors unanimously recommends that the Company’s shareholders vote “FOR” the merger proposal and related transactions and approval of the other voting matters included in the Proxy Statement/Prospectus.  If approved by InfoSonics’ shareholders, the merger transaction will become effective upon the satisfaction of all other closing conditions set forth in the merger agreement, which the Company expects to occur shortly following the meeting.

About InfoSonics Corporation
InfoSonics is a San Diego-based manufacturer and provider of wireless handsets, tablets and related products to carriers, distributors and retailers in Latin America under the verykool® brand.  The company is committed to delivering quality products with innovative designs that appeal to consumers and offer exceptional value.  Additional information can be found on our corporate website at www.infosonics.com and www.verykool.net.

No Offer or Solicitation

This document does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Additional Information and Where To Find It

The merger with Cooltech will be submitted to the stockholders of the Company for their consideration. The Company filed with the SEC a Registration Statement on Form S-4 that included a proxy statement/prospectus of the Company, which Registration Statement was declared effective on February 12, 2018.  INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS THAT HAVE OR WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. You may obtain copies of all documents filed with the SEC regarding this transaction, free of charge, at the SEC’s website (www.sec.gov). In addition, investors and stockholders will be able to obtain free copies of the proxy statement/prospectus and other documents filed with the SEC by InfoSonics free of charge by directing a request to Vernon A. LoForti, Vice President and Chief Financial Officer, InfoSonics Corporation, 4435 Eastgate Mall, Suite 320, San Diego, CA  92121, vern.loforti@infosonics.com; Phone: 858‑373-1675.

Participants in the Solicitation

The Company, Cooltech, and certain of their respective directors, executive officers and other members of management and employees, under SEC rules may be deemed to be participants in the solicitation of proxies from Company stockholders in connection with the proposed transaction. Information regarding the interests of the persons who may, under the rules of the SEC, be deemed participants in the solicitation of Company stockholders in connection with the proposed transaction will be set forth in the proxy statement/prospectus when it is filed with the SEC. You can find more detailed information about the Company’s executive officers and directors in its Annual Report on Form 10-K, filed with the SEC on March 10, 2017 and amended on April 27, 2017.

Contact:

Vernon A. LoForti
Chief Financial Officer
vern.loforti@infosonics.com
858-373-1675

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